Filed Pursuant to Rule 433

Registration No. 333-261901-21

$1.8+ billion Santander Drive Auto Receivables Trust (SDART) 2025-1

Joint Bookrunners : RBC (str), DB, SocGen, SanCap

DE&I Coordinator : RBC

DE&I Co-Managers : CastleOak, Ramirez

CLS	AMT($MM)*	WAL	F/M	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD	CPN	$PX

A-1	181.64	0.11	F1+/P-1	< Not Offered >
A-2	674.71	0.59	AAA/Aaa	03-13	02/26	08/27	I-CRV	+ 53	4.812	4.76	99.99758
A-3	456.92	1.56	AAA/Aaa	13-25	02/27	01/29	I-CRV	+ 55	4.791	4.74	99.99434
B	254.11	2.36	AA/Aaa	25-32	09/27	03/31	I-CRV	+ 63	4.939	4.88	99.98031
C	213.63	2.97	A/Aa2	32-40	05/28	03/31	I-CRV	+ 75	5.103	5.04	99.97379
D	248.49	3.72	BBB/Baa3	40-51	04/29	03/31	I-CRV	+ 110	5.494	5.43	99.99295
E	103.44	4.42	BB/NR	< Not Offered >

Expected Pricing : *PRICED*	Offered Amount : $1,847,860,000
Expected Settle : 01/22/25	Registration : SEC-Registered
First Pmt Date : 02/18/25	ERISA Eligible : Yes
Expected Ratings : Fitch / Moody’s	Pricing Speed : 1.5% ABS to 5% Clean-Up Call
Bloomberg Ticker : SDART 2025-1	Min Denoms : $1k x $1k
Bloomberg SSAP : “SDART251”
Bill & Deliver : RBC

	CUSIP	ISIN
A-2	80288D AB2	US80288D AB29
A-3	80288D AC0	US80288D AC02
B	80288D AD8	US80288D AD84
C	80288D AE6	US80288D AE67
D	80288D AF3	US80288D AF33

- Available Materials -

Preliminary Prospectus (RED) and Free Writing Prospectus (FWP) : Attached

Intexnet Dealname : “RBCSDAR2501_LARGE_POOL”; password “46BA”

Deal Roadshow : www.dealroadshow.com; password “SDART20251”

Direct Link https://dealroadshow.com/e/SDART20251

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.